EXHIBIT 3.44

CERTIFICATE OF INCORPORATION OF A PUBLIC LIMITED COMPANY

Company No. 6056257

The Registrar of Companies for England and Wales hereby certifies that GC IMPSAT HOLDINGS I PLC is this day incorporated under the Companies Act 1985 as a public company and that the company is limited.

Given at Companies House, London, the 17th January 2007